UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

CLS HOLDINGS USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174705	27-3369810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 S. Dixie Hwy, Suite 115 Miami, Florida		33156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 992-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Securityholders

Effective at the open of business on December 3, 2014, or such later date as determined by FINRA (the “Effective Date”), CLS Holdings USA, Inc. (the “Company”) shall effect a reverse stock split of the Company’s issued and outstanding common stock (the “Common Stock”), at a ratio of 1-for-0.625 (the “Reverse Stock Split”), wherein 0.625 shares of Common Stock will be issued to the Company’s stockholders who owned the Common Stock on December 1, 2014, the record date for the Reverse Stock Split, in exchange for each share of Common Stock issued and outstanding on the Effective Date. The Reverse Stock Split will not affect the number of the Company’s authorized shares of Common Stock.

The Reverse Stock Split is being affected pursuant to a November 21, 2014 joint written consent of the holders of a majority of the Company’s shares of outstanding Common Stock and all of the members of the Company’s Board of Directors, who deem it in the best interest of the Company to take this action. The primary purpose of the Reverse Stock Split is to reduce the number of outstanding shares of Common Stock to a level more consistent with other public companies with a similar anticipated market capitalization.

On the Effective Date, the total number of shares of Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split multiplied by 0.625. No fractional shares will be issued and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Stockholders who hold their shares of Common Stock in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders who hold paper certificates may (but are not required to) send the certificates to the Company’s transfer agent. The transfer agent will issue a new share certificate for the correct number of shares of Common Stock after the effect of the Reverse Stock Split to each requesting stockholder. Contact information for the Company’s transfer agent may be obtained by contacting the Company by telephone.

Pursuant to Nevada Revised Statutes, Section 78.2055, no amendment to the Company’s Amended and Restated Articles of Incorporation is required in connection with the Reverse Stock Split, as no change in the Company’s authorized shares took place in connection with the Reverse Stock Split.

The Reverse Stock Split will become effective with FINRA and in the marketplace on the Effective Date, whereupon the shares of Common Stock will begin trading on a split-adjusted basis. In connection with the Reverse Stock Split and the Company’s name change, which became effective November 20, 2014 pursuant to its Amended and Restated Articles of Incorporation, the Company has requested that FINRA change the Company’s trading symbol on the Effective Date.

The Company is currently authorized to issue 250,000,000 shares of Common Stock with a par value of $0.0001. As of November 21, 2014, there were 18,000,000 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there will be 11,250,000 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares).

Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that may result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: November 26, 2014	By:	/s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman, President and Chief Executive Officer